Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports $1.18 Earnings per Share for the Third Quarter of 2011

CAMBRIDGE, MA — November 7, 2011 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today announced its financial results for the quarter ended September 30, 2011.

For the third quarter of 2011, the Company reported a net income of $60.3 million, or $1.18 per diluted share, compared with a net income of $32.1 million, or $0.70 per diluted share, for the same period last year. At September 30, 2011, the Company had cash, cash equivalents, and marketable securities of $308.0 million, compared with $152.8 million at December 31, 2010.

The Company noted the following highlights:

•                  Revenue for the third quarter 2011 was $87.9 million.

•                  The Company earned a $10.0 million milestone payment from Sandoz in recognition of the one year anniversary of the launch of generic enoxaparin.

•                  A preliminary injunction preventing Amphastar Pharmaceuticals, Inc., Watson Pharmaceuticals, Inc. and their subsidiaries from launching a generic version of Lovenox was granted on October 28, 2011.  The preliminary injunction has been appealed and a motion to dissolve or stay the injunction has been filed with the Court.

•                  The launch of an authorized generic Lovenox in October 2011 triggered a change in the contract terms with our collaboration partner, Sandoz, from a profit share to a combination of a royalty and profit share.

•                  The patent infringement trial in the suit brought by Teva Pharmaceuticals against Momenta and Sandoz concerning our generic Copaxone has concluded.  No decision has been issued.

•                  At the quarter’s end, the Company had a cash balance of $308 million and $85 million in accounts receivable.

“The third quarter of 2011 was another outstanding quarter for Momenta.  We added over $60 million to our balance sheet,” commented Craig A. Wheeler, President and Chief Executive Officer. “Sales of enoxaparin continued to be strong. Even with the launch of an authorized generic enoxaparin, the issuance of a preliminary injunction preventing the launch of a competing enoxaparin in the near term by Amphastar/Watson offers us the opportunity to have a solid base for future strong financial performance,” he concluded.

Third Quarter 2011 Financial Results

Revenue for the third quarter of 2011 was $87.9 million, compared to $52.0 million for the same period last year.  Our enoxaparin product revenue in the third quarter of 2010 was reduced by $35 million, representing our contractual repayment to Sandoz of pre-launch enoxaparin development expenses. Revenue for the third quarter of 2011 includes a $10.0 million commercial milestone earned by maintaining sole generic status for 12 months following the launch of enoxaparin sodium on July 23, 2010.

Research and development expenses for the third quarter of 2011 were $16.3 million, compared to $12.5 million for the same period last year. The increase in research and development expenses principally resulted from increased process development, manufacturing and third-party research costs and laboratory expenses in support of our development programs, principally our M356 and HSPG programs, and an increase in amortization expense related to an intangible asset capitalized in the third quarter of 2011.

General and administrative expenses for the third quarter of 2011 totaled $11.5 million, compared with $7.3 million for the same period last year. The increase in general and administrative expenses was primarily due to an increase in royalties payable to Massachusetts Institute of Technology due to increased enoxaparin product revenues and milestones, and increased legal expenses.

Conference Call Information

Management will host a conference call on Monday, November 7, 2011 at 10:00 am EDT to discuss these results and provide an update on the Company.  To access the call, please dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 20785755

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call.

About Momenta

Momenta Pharmaceuticals is a biotechnology company, headquartered in Cambridge, MA, specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including our beliefs regarding the potential sales of enoxaparin sodium injection and revenue associated with enoxaparin sodium injection, the impact of sales of an authorized generic on our enoxaparin revenue, prospects for the launch of a competitive generic enoxaparin and its impact on our financial performance, and the continuation of the preliminary injunction barring sales of generic enoxaparin by Amphastar/Watson that is subject to further judicial review may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011   filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Momenta is providing the information in this press release as of this date and assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	As of September 30, 2011	As of December 31, 2010
Assets
Cash and marketable securities	$307,967	$152,759
Accounts receivable	84,739	54,485
Restricted cash	—	1,778
Other assets	25,210	18,547
Total assets	$417,916	$227,569
Liabilities and Stockholders’ Equity
Current liabilities	$15,230	$17,652
Other liabilities	2,201	3,814
Stockholders’ equity	400,485	206,103
Total liabilities and stockholders’ equity	$417,916	$227,569

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Collaboration revenues:
Product revenue	$84,717	$44,188	$244,325	$44,188
Research and development revenue	3,228	7,773	9,288	14,258
Total collaboration revenue	87,945	51,961	253,613	58,446

Operating expenses:
Research and development*	16,307	12,488	43,418	36,521
General and administrative*	11,480	7,325	28,995	20,759
Total operating expenses	27,787	19,813	72,413	57,280

Operating income	60,158	32,148	181,200	1,166

Other income (expense):
Interest income	194	46	498	132
Interest expense	(14)	(74)	(89)	(266)
Total other income (expense)	180	(28)	409	(134)

Net income	$60,338	$32,120	$181,609	$1,032

Net income per share:

Basic	$1.21	$0.72	$3.65	$0.02
Diluted	$1.18	$0.70	$3.58	$0.02

Weighted average shares outstanding:
Basic	50,034	44,719	49,759	44,183
Diluted	51,048	46,032	50,796	45,708

*Includes the following share-based compensation expense:

Research and development	$1,339	$808	$3,551	$3,291
General and administrative	$1,778	$1,392	$4,465	$5,462

Contact:

Beverly Holley

Momenta Pharmaceuticals, Inc.

bholley@momentapharma.com

617-395-5189

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